IVY FUND
                           Ivy Growth with Income Fund

               Redesignation of Shares of Beneficial Interest and
                Establishment and Designation of Additional Class
                        of Shares of Beneficial Interest,
                             No Par Value Per Share



         The undersigned, being at least a majority of the Trustees of Ivy Fund (the "Trust"), a business trust organized under the laws of the Commonwealth of Massachusetts, acting pursuant to Article III of the Agreement and Declaration of Trust, dated December 21, 1983, as amended and restated December 10, 1992, (the "Declaration of Trust") of the Trust, hereby (a) redesignate the shares of beneficial interest of the Trust outstanding as of the closing of the reorganization between the Mackenzie Growth & Income Fund series of The Mackenzie Funds Inc. ("MFI") and the Ivy Growth with Income Fund series of the Trust and originally designated as shares of beneficial interest of "Ivy Growth with Income Fund" as shares of beneficial interest of "Ivy Growth with Income Fund--Class A" and (b) designate an unlimited number of authorized and unissued shares of beneficial interest of the Trust as "Ivy Growth with Income Fund--Class A" (such shares in clauses (a) and (b) are hereinafter referred to collectively as the "Class A Shares"). The voting, dividend, liquidation and other rights, preferences, powers, restrictions, limitations, qualifications, terms and conditions of the Class A Shares of Ivy Growth with Income Fund, as set forth in the Declaration of Trust, are not changed by this Redesignation of Shares of Beneficial Interest, No Par Value Per Share.

         Furthermore, the undersigned, acting pursuant to Article III of the Declaration of Trust of the Trust, do hereby divide the shares of beneficial interest of the Ivy Growth with Income Fund series of the Trust into one additional class, to be designated as "Ivy Growth with Income Fund--Class C" (hereinafter referred to as the "Class C Shares"), having the following special and relative rights:

         The Class C Shares to be issued to shareholders of the Mackenzie Growth & Income Fund series of MFI pursuant to an Agreement and Plan of Reorganization between MFI, on behalf of Mackenzie Growth & Income Fund, and the Trust, on behalf of Ivy Growth with Income Fund, made as of May 28, 1993, shall be subject to all provisions of the Declaration of Trust relating to shares of the Trust generally, and those set forth as follows:

         (a) The assets belonging to the Class C Shares shall be invested in the same investment portfolio of the Trust as the assets belonging to the Class A Shares (and such other class of shares as may be established and designated from time to time).

     (b) The dividends and distributions with respect to the Class C Shares shall be in such amount as may be declared from time to time by the Trust's Board of Trustees, and such dividends and distributions may vary from dividends and distributions with respect to other classes of shares of Ivy Growth with Income Fund to reflect differing allocations of the expenses of the Trust among the holders of the classes and to equalize the net asset value per share of the classes, to such extent and for such purposes as the Board of Trustees may deem appropriate. The allocation of investment income or capital gains and expenses and liabilities of the Trust among the classes of shares of Ivy Growth with Income Fund shall be determined in a manner that is consistent with the order dated March 30, 1993 (Investment Company Act of 1940 Release No. IC-19368) issued by the Securities and Exchange Commission in connection with the application for exemption filed by the Trust, MFI, Mackenzie Investment Management Inc. and Ivy Management Inc. (the "Order"), any amendment to such Order or any rule or interpretation under the 1940 Act that modifies, supersedes or relates to such Order.

         (c)(1) Each Class C Share shall be converted automatically into and be reclassified as a Class A Share at the end of the prescribed holding period to the extent required and measured as specified in the Order (the "Conversion Date") on the basis of the relative net asset values of the two classes, without the imposition of any sales load, fee or other charge.

         (2) Ivy Growth with Income Fund--Class C shall automatically invest dividends and other distributions paid in respect of the Class C Shares in Class A Shares.

         (3) The conversion of Class C Shares into Class A Shares may be suspended if (a) a ruling of the Internal Revenue Service (the "IRS") to the effect that the conversion of Class C Shares does not constitute a taxable event under Federal income tax law is revoked or (b) in the absence of such an IRS ruling, an opinion of counsel on such tax matter is withdrawn or (c) in the absence of such an IRS ruling or opinion of counsel, the Board of Trustees determines that continuing such conversions would have material, adverse tax consequences for Ivy Growth with Income Fund or its shareholders.

         (4) On the Conversion Date, the Class C Shares converted into Class A Shares shall cease to accrue dividends and shall no longer be deemed outstanding and the rights of the holders thereof (except the right to receive the number of Class A Shares into which the Class C Shares have been converted and any declared but unpaid dividends to the Conversion Date) shall cease.

         (d) The holders of the Class C Shares shall have (i) exclusive voting rights with respect to matters on which the holders of the Class C Shares shall be entitled to exclusive voting rights under applicable federal or state law and (ii) no voting rights with respect to matters on which the holders of another class of shares of Ivy Growth with Income Fund or the holders of another series or class of series of shares of the Trust shall be entitled to exclusive voting rights under applicable federal or state law.




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         The undersigned,  being a majority of the Trustees of the Trust, hereby determine that the foregoing shall be effective upon filing with the office of the Secretary of the Commonwealth of Massachusetts.


/S/ JOHN S. ANDEREGG, JR._________________   /S/ GLENN A. MILLER________________
John S. Anderegg, Jr., as Trustee            Glenn A. Miller, as Trustee



------------------------------------------   -----------------------------------
Paul H. Broyhill, as Trustee                 Michael R. Peers, as Trustee



/S/ STANLEY CHANNICK_____________________    /S/ JOSEPH G. ROSENTHAL____________
Stanley Channick, as Trustee                 Joseph G. Rosenthal, as Trustee



/S/ DALE CONGRAM__________________________   /S/ RICHARD N. SILVERMAN___________
Dale Congram, as Trustee                     Richard N. Silverman, as Trustee



/S/ FRANK W. DEFRIECE, JR._______________    /S/ JAMES B. SWAN__________________
Frank W. DeFriece, Jr., as Trustee           James B. Swan, as Trustee



-----------------------------------
Michael G. Landry, as Trustee